Exhibit 99.1

GAP INC. REPORTS AUGUST SALES DOWN 2 PERCENT;

COMPARABLE STORE SALES DOWN 7 PERCENT

SAN FRANCISCO – August 31, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.15 billion for the four-week period ended August 26, 2006, which represents a 2 percent decrease compared with net sales of $1.17 billion for the same period ended August 27, 2005. The company’s comparable store sales for August 2006 decreased 7 percent compared with a 9 percent decrease in August 2005.

Comparable store sales by division for August 2006 were as follows:

•	Gap North America: negative 11 percent versus negative 7 percent last year

•	Banana Republic North America: positive 2 percent versus negative 6 percent last year

•	Old Navy North America: negative 8 percent versus negative 11 percent last year

•	Gap International: flat versus negative 6 percent last year.

“While we are pleased by our progress at Banana Republic and by total company merchandise margins that were above last year, August results at Gap and Old Navy were disappointing,” said Sabrina Simmons, senior vice president, treasury and investor relations at Gap Inc.

Year-to-date net sales of $8.30 billion for the 30 weeks ended August 26, 2006, decreased 2 percent compared with net sales of $8.51 billion for the same period ended August 27, 2005. The company’s year-to-date comparable store sales decreased 7 percent compared with a 5 percent decrease in the prior year.

The company reiterated that it expects inventory per square foot at the end of the third quarter to be flat compared to the prior year.

As of August 26, 2006, Gap Inc. operated 3,100 store locations compared with 3,050 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 1-706-634-4421.

September Sales

The company will report September sales on October 5, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding inventory per square foot at the end of the third quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006.

These forward-looking statements are based on information as of August 31, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798